Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-265433

Advanced Micro Devices, Inc.

$875,000,000 4.212% Senior Notes due 2026

$625,000,000 4.319% Senior Notes due 2028

March 10, 2025

Pricing Term Sheet

The information in this pricing term sheet relates only to the offering of the Securities (as defined below) and should be read together with the preliminary prospectus supplement of Advanced Micro Devices, Inc. (the “Company”) dated March 10, 2025 (the “Preliminary Prospectus Supplement”) to its prospectus dated June 6, 2022, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Terms Applicable to the Securities

Issuer	Advanced Micro Devices, Inc.

Trade Date	March 10, 2025

Settlement Date	March 24, 2025 (T+10)**

Joint Book-Running Managers	J.P. Morgan Securities LLC

BofA Securities, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

BNY Mellon Capital Markets, LLC

Loop Capital Markets LLC

Standard Chartered Bank***

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

TD Securities (USA) LLC

Terms Applicable to the 4.212% Senior Notes due 2026

Anticipated Ratings	A2 / A (Moody’s / S&P)*

Description of Security	4.212% Senior Notes due 2026 (the “2026 Notes”)

Security Type	Senior Unsecured Notes

Legal Format	SEC Registered

Principal Amount	$875,000,000

Maturity Date	September 24, 2026

Interest Payment Dates	Semi-annually on March 24 and September 24 of each year, commencing on September 24, 2025

Record Dates	March 9 and September 9

Interest Rate	4.212%

Benchmark Treasury	4.125% due February 28, 2027

Benchmark Treasury Price & Yield	100-12 3⁄4 / 3.912%

Spread to Benchmark Treasury	+30 basis points

Yield to Maturity	4.212%

Public Offering Price	100.000% of the principal amount, plus accrued interest, if any

Optional Redemption

The Company may redeem the 2026 Notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 5 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2026 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP Number	07903 BH9

ISIN	US007903BH94

Terms Applicable to the 4.319% Senior Notes due 2028

Anticipated Ratings	A2 / A (Moody’s / S&P)*

Description of Security	4.319% Senior Notes due 2028 (the “2028 Notes,” and together with the 2026 Notes, the “Securities”)

Security Type	Senior Unsecured Notes

Legal Format	SEC Registered

Principal Amount	$625,000,000

Maturity Date	March 24, 2028

Interest Payment Dates	Semi-annually on March 24 and September 24 of each year, commencing on September 24, 2025

Record Dates	March 9 and September 9

Interest Rate	4.319%

Benchmark Treasury	4.250% due February 15, 2028

Benchmark Treasury Price & Yield	100-29 / 3.919%

Spread to Benchmark Treasury	+40 basis points

Yield to Maturity	4.319%

Public Offering Price	100.000% of the principal amount, plus accrued interest, if any

Optional Redemption

Prior to February 24, 2028 (the date that is one month prior to the maturity date of the 2028 Notes (the “2028 Notes Par Call Date”), the Company may redeem the 2028 Notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the 2028 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2028 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2028 Notes Par Call Date, the Company may redeem the 2028 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP Number	007903 BJ5

ISIN	US007903BJ50

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

** Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date should consult their own advisors.

*** Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus, the preliminary prospectus supplement and, when available, the final prospectus supplement if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533 (toll free), BofA Securities, Inc. at 1-800-294-1322 (toll free), Barclays Capital Inc. at 1-888-603-5847 (toll free), Citigroup Global Markets Inc. at 1-800-846-5200 (toll free) and Wells Fargo Securities, LLC at +1-800-645-3751 (toll free).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.